Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SecureWorks Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.01 per share	Other (2)	7,500,000	$7.17	$53,775,000	$0.0001102	$5,927

Total Offering Amounts					$53,775,000		$5,927

Total Fee Offsets							—

Net Fee Due							$5,927

(1)

This registration statement covers the issuance of 7,500,000 shares of Class A common stock of SecureWorks Corp. (the “Company”), par value $0.01 per share (“Class A Common Stock”), to be issued under the SecureWorks Corp. 2016 Long-Term Incentive Plan (as amended and restated, the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Class A Common Stock which, by reason of changes in the capitalization of the Company and other events specified in the Plan, may become subject to the Plan.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices per share of the Class A Common Stock on June 23, 2023, as reported on the Nasdaq Global Select Market.